Exhibit 99

                   WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                          FORM 10-QSB MARCH 31, 1998

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended March 31, 1998:

     Net income                                                       $  1,000
     Add:       Minimum lease payments received, net of interest
                income earned, on leases accounted for under the
                financing method                                         2,000
     Less:      Cash to reserves                                        (3,000)
                                                                      --------
                Cash Available for Distribution                       $   --
                                                                      ========


     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 1998:

        Entity Receiving             Form of
          Compensation             Compensation                      Amount

      Winthrop
      Management LLC               Property Management Fees        $    76

      WFC Realty Co., Inc.         Interest in Cash Available
      (Initial Limited Partner)    for Distribution                $    --